Pricing Supplements No. 10 (amending Pricing Supplement No. 8
Dated May 11, 2000) dated June 1, 2000 (To Prospectus Dated
January 6, 2000 and Prospectus Supplement Dated January 31, 2000)

                                                   Rule 424(b)(3)
                                           Registration Statement
                                                    No. 333-91953
                       U.S.$12,000,000,000

                    Ford Motor Credit Company

                 Medium-Term Notes Due More Than
                   9 Months From Date of Issue

      Ford Credit has designated $100,000,000 aggregate principal amount of its Medium-Term Notes Due More Than 9 Months From Date of Issue having the specific terms set forth below. Goldman, Sachs & Co. has agreed to purchase $100,000,000 aggregate principal amount of the Notes at a price of 99.981% of their principal amount for resale at an initial offering price of 100% of their principal amount. After the initial public offering, the offering price may be changed. Ford Credit may, without the consent of the holders of the Notes, issue additional notes with the same ranking and the same interest rate, maturity and other terms as the Notes. Any additional notes will, together with the Notes, be a single class of the series of Medium-Term Notes under the Indenture. No additional notes may be issued if an Event of Default has occurred with respect to the Notes.

     Issue Date:                   May 16, 2000

     Maturity Date:                May 16, 2002

     Initial Principal Amount:     $100,000,000

     Interest Rate Basis:          LIBOR Telerate having an
                                   Index Maturity of three
                                   months plus 13 basis points
                                   (0.13%)

     Interest Reset Dates:         On the Issue Date and
                                             thereafter quarterly
                                             on the 16th day of
                    each
                                             February, May,
                    August and
                                             November, until the
                    Notes are
                                             paid in full

     Interest Payment Dates:       Quarterly on the 16th day of each
                                                  February, May, August and
                                   November,
                                                  beginning August 16, 2000,
                                   and
                                                  at Maturity

     CUSIP No.:                    345402 5B3

     Interest Determination Date:  Two London banking days prior to each Interest Reset Date

     Reference Agent:              The Chase Manhattan Bank

                      GOLDMAN, SACHS & CO.